                                 EXHIBIT 12.1

                         ALCO CAPITAL RESOURCES, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)


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
                                                                                 Fiscal Year Ended September 30
                                            Six Months Ended     ----------------------------------------------------------------
                                             March 31, 1995        1994          1993          1992          1991          1990
                                            ----------------     -------       -------       -------       -------       -------

Earnings
  Income from continuing operations               8,650           15,631         9,336         6,547         4,902         2,781
  Add:
    Provision for income taxes                    5,377            9,794         6,218         4,033         3,155         1,533
    Fixed charges                                15,344           25,673        22,807        20,146        14,186         8,025
                                                 ------           ------        ------        ------        ------        ------
  Earnings, as adjusted            (A)           29,371           51,098        38,361        30,726        22,243        12,339
                                                 ======           ======        ======        ======        ======        ======

Fixed charges
  Interest expense                               15,200           25,559        22,701        20,068        14,126         8,003
  Estimated interest component of
    rental expense                                  144              114           106            78            60            22
                                                 ------           ------        ------        ------        ------        ------
  Total fixed charges              (B)           15,344           25,673        22,807        20,146        14,186         8,025
                                                 ======           ======        ======        ======        ======        ======

Ratio of earnings to fixed charges
  (A) divided by (B)                                1.9              2.0           1.7           1.5           1.6           1.5
                                                    ===              ===           ===           ===           ===           ===
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